Exhibit 4.2

Form of Warrant

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. NEITHER SUCH WARRANTS NOR SUCH SECURITIES MAY BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION, EXCEPT UPON DELIVERY TO THE COMPANY OF SUCH EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

Nile Therapeutics, Inc.

Warrant for the Purchase of Shares of Common Stock

Warrant No. PW-[ ]	Number of Shares: [ ] (subject to adjustment)

Original Issue Date: July 15, 2009

FOR VALUE RECEIVED, NILE THERAPEUTICS, INC., a Delaware corporation (the “Company”), hereby certifies that “                        ,” its designee or its permitted assigns (the “Holder”), is entitled to purchase from the Company, at any time or from time to time commencing on July 15, 2009 and prior to 5:00 P.M., New York City time, on July 15, 2014 (the “Exercise Period”) up to [            ] (            ) fully paid and non-assessable shares of common stock (subject to adjustment), $.001 par value per share, of the Company for $1.375 per share (subject to adjustment as provided herein) and an aggregate purchase price of [            ] Dollars ($            ). Hereinafter, (i) said common stock, $.001 par value per share, of the Company, is referred to as the “Common Stock,” (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the “Warrant Shares,” (iii) this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant and such other similar warrants, are collectively referred to herein as the “Warrants,” (iv) the aggregate purchase price payable for the Warrant Shares purchasable hereunder is referred to as the “Aggregate Warrant Price,” (v) the Holder, together with the holders of all other Warrants, are collectively referred to herein as the “Holders,” and Holders of more than 50% of the outstanding Warrants are referred to as the “Majority of the Holders,” and (vi) the price payable for each of the Warrant Shares is referred to as the “Per Share Warrant Price.” The Aggregate Warrant Price is not subject to adjustment.

1. Exercise of Warrant.

(a) This Warrant may be exercised in whole at any time, or in part from time to time, commencing on the Original Issue Date, and prior to 5:00 P.M., New York City time, on July 15, 2013 by the Holder:

(i) by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Section 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for the Warrant Shares made by certified or official bank check payable to the order of the Company; or

(ii) by the surrender of this Warrant (with the cashless exercise form at the end hereof duly executed) (a “Cashless Exercise”) at the address set forth in Section 9(a) hereof. Such presentation and surrender shall be deemed a waiver of the Holder’s obligation to pay the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. In the event of a Cashless Exercise, the Holder shall exchange its Warrant for that number of Warrant Shares subject to such Cashless Exercise multiplied by a fraction, the numerator of which shall be the difference between the then Current Market Price and the Per Share Warrant Price, and the denominator of which shall be the then Current Market Price. For purposes of any computation under this Section 1(a), the then Current Market Price shall be based on the trading day prior to the Cashless Exercise.

(b) Upon surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c) The term “Current Market Price” shall mean: the last reported sale price of the Common Stock on the trading day immediately prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed; or, if the Common Stock is not reported on a national securities exchange, the last reported per share sale price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board or another over-the-counter market; or if not so available, the fair market value of the Common Stock as determined in good faith by the Company’s Board of Directors.

2. Reservation of Warrant Shares. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

3. Protection Against Dilution.

(a) In case the Company shall hereafter (i) pay a dividend or make a distribution to any holder of its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Warrant Price and the denominator of which shall be the number of shares of Common Stock or other capital stock of the Company that the Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto. An adjustment made pursuant to this Subsection 3(a) shall become effective immediately after the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) In case of (i) any merger or consolidation to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or (ii) any sale or conveyance to another entity of the property of the Company as an entirety or substantially as a entirety, or (iii) any statutory exchange of securities with, or tender offer by, another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), or (iv) reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 3(a) above), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reclassification, consolidation, merger, statutory exchange, tender offer, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reclassification, consolidation, merger, statutory exchange, tender offer, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Section 3(b) shall similarly apply to successive reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reclassification, consolidation, merger, statutory exchange, tender offer, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(c) All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(d) Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants. The Company may, but shall not be obligated to unless requested by a Majority of the Holders, obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Warrant Price and the number of Warrant Shares in effect after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

(e) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than 10 days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(f) If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

(g) In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof then, in each such case, the Board of Directors of the Company shall in good faith determine the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants. Upon such determination, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein.

4. Fully Paid Stock; Taxes. The shares of the Common Stock represented by each and every certificate for Warrant Shares delivered upon the exercise of this Warrant shall at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The

Company shall pay all documentary, stamp or similar taxes and other similar governmental charges that may be imposed with respect to the issuance or delivery of any Warrant Shares upon exercise of the Warrants (other than income taxes); provided, however, that if the Warrant Shares are to be delivered in a name other than the name of the Holder, no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

5. Investment Intent; Limited Transferability.

(a) The Holder represents that, by accepting this Warrant, it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof. The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.

(b) The Holder, by its acceptance of this Warrant, represents to the Company that it is acquiring this Warrant and will acquire any securities obtainable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Holder agrees that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Securities Act.

(c) In addition to the limitations set forth in Section 1, this Warrant may not be sold, transferred, assigned or hypothecated for six months from the date hereof except (i) to any firm or corporation that succeeds to all or substantially all of the business of Riverbank Capital Securities, Inc., (ii) to any of the officers, employees, associates or affiliated companies of Riverbank Capital Securities, Inc., or of any such successor firm, (iii) to any member of the Financial Industry Regulatory Agency (“FINRA”) participating in the Offering or any officer or employee of any such FINRA member or (iv) in the case of an individual, pursuant to such individual’s last will and testament or the laws of descent and distribution, and is so transferable only upon the books of the Company which the Company shall cause to be maintained for such purpose. The Company may treat the registered Holder of this Warrant as it appears on the Company’s books at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or its duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered Holders of Warrant. All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the holder thereof shall be identical to those of the Holder.

(d) The Holder has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Warrants or the exercise of the Warrants; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort or expense.

(e) The Holder did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or (ii) attend any seminar, meeting or investor or other conference whose attendees were, to such Holder’s knowledge, invited by any general solicitation or general advertising.

6. Registration Under Securities Act of 1933. The Holder shall have the right to participate in the registration rights granted to purchasers of the Common Stock pursuant to Article IV of the Securities Purchase Agreement (the “Purchase Agreement”) entered into between such the Company and the purchasers of the Units in the Offering. By acceptance of this Warrant, the Holder agrees to comply with the provisions in Article IV of the Purchase Agreement to same extent as if it were a party thereto.

7. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right to vote on or consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, nor any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holders as set forth herein.

9. Communication. No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

(a) the Company at Nile Therapeutics, Inc., 115 Sansome St., #310, San Francisco, CA, 94104, Attn: Daron Evans, Chief Financial Officer or such other address as the Company has designated in writing to the Holder, or

(b) the Holder at [ADDRESS] Attn: [NAME] or other such address as the Holder has designated in writing to the Company.

10. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

12. Amendment, Waiver, etc. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the Majority of the Holders. Notwithstanding the foregoing, (i) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Holder only in a manner which applies to all Warrants in the same fashion and (ii) the number of Warrant Shares subject to this Warrant, the Per Share Purchase Price of this Warrant, and the provisions of Sections 1, 2 and 12 hereof, may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Holder (it being agreed that an amendment to or waiver under any of the provisions of Section 3 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Per Share Purchase Price). The Company shall give prompt written notice to the Holder of any amendment hereof or waiver hereunder that was effected without such Holder’s written consent. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed this 15th day of July, 2009.

NILE THERAPEUTICS, INC.

By:
Name:	Daron Evans
Title:	Chief Financial Officer

APPENDIX I

SUBSCRIPTION (cash)

The undersigned,                         , pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase                      shares of the Common Stock, par value $.001 per share, of Nile Therapeutics, Inc. covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated: , 20	Name of Holder:

By:
Name:
Title:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

CASHLESS EXERCISE

The undersigned                         , pursuant to the provisions of the foregoing Warrant, hereby elects to exchange its Warrant for                      shares of Common Stock, par value $.001 per share, of Nile Therapeutics, Inc. pursuant to the Cashless Exercise provisions of the Warrant.

Dated: , 20	Name of Holder:

By:
Name:
Title:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

ASSIGNMENT

FOR VALUE RECEIVED                          hereby sells, assigns and transfers unto                          the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint                         , attorney, to transfer said Warrant on the books of Nile Therapeutics, Inc.

Dated: , 20	Name of Holder:

By:
Name:
Title:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED                          hereby assigns and transfers unto                          the right to purchase                      shares of Common Stock, par value $.001 per share, of Nile Therapeutics, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint                         , attorney, to transfer such part of said Warrant on the books of the Company.

Dated: , 20	Name of Holder:

By:
Name:
Title:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)